Exhibit 99.1

News Release
International Paper Reports Full-Year and Fourth Quarter 2022 Results

MEMPHIS, Tenn. – January 31, 2023 – International Paper (NYSE: IP) today reported full-year and fourth quarter 2022 financial results.

FULL-YEAR AND FOURTH QUARTER 2022 HIGHLIGHTS

•Full-year 2022 net earnings (loss) attributable to International Paper of $1.5 billion ($4.10 per diluted share) compared with $1.8 billion ($4.47 per diluted share) for full-year 2021
•Full-year 2022 adjusted operating earnings* (non-GAAP) of $1.2 billion ($3.18 per diluted share) compared with $944 million ($2.41 per diluted share) for full-year 2021
•Fourth quarter net earnings (loss) attributable to International Paper of $(318) million ($(0.90) per diluted share) including a $533 million non-cash impairment of our Ilim joint venture investment; Fourth quarter adjusted operating earnings* (non-GAAP) of $309 million ($0.87 per diluted share)
•9% full-year revenue growth; 24% full-year operating earnings growth
•Building a Better IP initiatives delivered $250 million of earnings benefit in 2022, including $75 million in fourth quarter
•$2.2 billion of full-year 2022 cash provided by operations, including $761 million of cash provided in fourth quarter
•Returned $1.93 billion to shareholders through $1.26 billion share repurchases and $673 million in dividends in full-year 2022; $355 million returned to shareholders in fourth quarter

“In 2022, International Paper grew revenue and earnings in a dynamic and challenging macro environment and returned $1.9 billion to our shareowners,” said Mark Sutton, Chairman and Chief Executive Officer. “Our commercial and mill operational performance was solid, while significant inflation and lower demand impacted margins. We also delivered $250 million of earnings benefits from our Building a Better IP initiatives, exceeding our target for the year and building solid momentum going forward."

Sutton added, “As we enter 2023, International Paper is well-positioned to navigate various economic environments from a position of strength, given our strategic customer relationships, our highly talented teams, our track record of solid cash generation and our strong balance sheet. We also remain focused on creating value for all our stakeholders as we continue Building a Better IP.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021	Full-Year 2022	Full-Year 2021
Net Earnings (Loss) Attributable to International Paper	$(0.90)	$2.64	$0.28	$4.10	$4.47
Less – Discontinued Operations (Gain) Loss, Net of Taxes	1.38	(0.18)	(0.15)	0.64	(2.40)
Net Earnings (Loss) from Continuing Operations	0.48	2.46	0.13	4.74	2.07
Add Back – Non-Operating Pension Expense (Income)	(0.13)	(0.13)	(0.12)	(0.52)	(0.51)
Add Back – Net Special Items Expense (Income)	0.41	0.32	0.77	0.63	0.94
Income Tax Effect - Non-Operating Pension and Net Special Items Expense	0.11	(1.82)	(0.17)	(1.67)	(0.09)
Adjusted Operating Earnings*	$0.87	$0.83	$0.61	$3.18	$2.41

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding discontinued operations, net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of discontinued operations, net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items, Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021	Full-Year 2022	Full-Year 2021
Net Sales	$5,133	$5,402	$5,086	$21,161	$19,363
Net Earnings (Loss) Attributable to International Paper	(318)	951	107	1,504	1,752
Business Segment Operating Profit	451	464	415	1,848	1,635
Adjusted Operating Earnings	309	300	235	1,168	944
Cash Provided By (Used For) Operations	761	435	107	2,174	2,030
Free Cash Flow**	439	197	(94)	1,243	1,481

**    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (h) below under "Sales and Earnings by Business Segment". As a result of the spin-off of our global Printing Papers business on October 1, 2021, the Printing Papers business segment has been eliminated and all prior year amounts have been adjusted to reflect this business as a discontinued operation. For discussion of discontinued operations, see the disclosure under Discontinued Operations included later in this release. Fourth quarter 2022 net sales by business segment and operating profit (loss) by business segment compared with the third quarter of 2022 and the fourth quarter of 2021 along with full-year 2022 net sales by business segment and operating profit (loss) by business segment compared with full-year 2021 are as follows:
Business Segment Results

(In millions)	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021	Full-Year 2022	Full-Year 2021
Net Sales by Business Segment
Industrial Packaging	$4,169	$4,385	$4,255	$17,451	$16,326
Global Cellulose Fibers	842	887	717	3,227	2,732
Corporate and Inter-segment Sales	122	130	114	483	305
Net Sales	$5,133	$5,402	$5,086	$21,161	$19,363
Operating Profit (Loss) by Business Segment
Industrial Packaging	$416	$369	$414	$1,742	$1,638
Global Cellulose Fibers	35	95	1	106	(3)
Total Business Segment Operating Profit	$451	$464	$415	$1,848	$1,635
Industrial Packaging operating profits (losses) in the fourth quarter of 2022 were $416 million compared with $369 million in the third quarter of 2022. In North America, earnings increased driven by higher sales prices for corrugated boxes and lower input costs, primarily for recovered fiber and energy. Sales volumes for corrugated boxes and containerboard were lower, reflecting continued consumer spending focus on non-discretionary goods and retailer inventory destocking. Lower demand resulted in increased economic downtime which negatively impacted operating costs. Operating costs also increased due to seasonality, inflation and the impact of Winter Storm Elliott. In EMEA, earnings improved driven by seasonally higher sales volumes in Morocco and lower energy costs.

Global Cellulose Fibers operating profits (losses) in the fourth quarter of 2022 were $35 million compared with $95 million in the third quarter of 2022. Earnings decreased driven by higher planned maintenance outage expenses and lower sales volumes, partially offset by higher sales prices for fluff pulp and lower input costs, primarily for energy. Volume was lower due to additional pull through of shipments in the third quarter as supply chain velocity began to improve. Operating costs were higher driven by the impact of Winter Storm Elliott and isolated reliability incidents.
EQUITY METHOD INVESTMENT - ILIM JOINT VENTURE
On January 24, 2023, the Company announced an agreement to sell its investment in the Ilim joint venture, subject to regulatory approvals. The Company recognized a $533 million impairment charge in the fourth quarter of 2022. The impairment charge includes recognition of $375 million of foreign currency cumulative translation adjustment loss. Equity earnings (losses), excluding impairment, were $44 million in the fourth quarter of 2022 compared with $64 million in the third quarter of 2022. The current period and historical results have been adjusted to reflect Ilim as a discontinued operation and our investment balance, following the adjustment to fair value and resulting impairment charge, is included in Assets Held for Sale.

CORPORATE EXPENSES
Corporate expenses, net was a benefit of $20 million for the fourth quarter of 2022, compared with expense of $15 million in the third quarter of 2022.

EFFECTIVE TAX RATE
The reported effective tax rate for the fourth quarter of 2022 was 46%, compared to a third quarter of 2022 reported effective tax rate of (184)%. The third quarter was significantly lower due to one-time tax benefits for the sale of Sylvamo shares and an IRS settlement. The higher tax rate in the fourth quarter reflects tax expense related to increases in foreign and state deferred taxes as well as a non-deductible goodwill impairment (see special items table below).
Excluding special items and non-operating pension expense, the operational effective tax rate for the fourth quarter of 2022 was 25%, compared with 21% for the third quarter of 2022. The higher operational effective tax rate in the fourth quarter is primarily due to an increase in state deferred taxes.

EFFECTS OF SPECIAL ITEMS
Net special items in the fourth quarter of 2022 amount to a net after-tax charge of $174 million ($0.49 per diluted share) compared with a gain of $551 million ($1.53 per diluted share) in the third quarter of 2022 and a charge of $222 million ($0.58 per diluted share) in the fourth quarter of 2021. Net special items in all periods include the following charges (gains):

	Fourth Quarter 2022		Third Quarter 2022		Fourth Quarter 2021
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$—	$—	$93	$70	$238	$179
Building a Better IP	—	—	—	—	29	22
Other	(4)	(3)	—	—	(1)	(1)
Total restructuring and other charges, net	(4)	(3)	93	70	266	200
EMEA Packaging goodwill impairment	76	76	—	—	—	—
Environmental remediation reserve adjustment	48	36	—	—	—	—
Legal reserve adjustments	11	8	(15)	(11)	(5)	(4)
Foreign currency cumulative translation loss related to sale of equity method investment	10	10	—	—	—	—
Sylvamo investment (a)	—	—	(16)	(12)	32	24
Foreign deferred tax valuation allowance	—	45	—	—	—	—
Tax benefit related to timber monetization settlement, net of interest (b)	3	2	55	(563)	—	—
Tax benefit related to exchange of Sylvamo shares (c)	—	—	—	(35)	—	—
Other	—	—	—	—	2	2
Total special items, net	$144	$174	$117	$(551)	$295	$222

(a)	See notes (e) and (n) on the Consolidated Statement of Operations included later in this release.
(b)	See notes (f) and (g) on the Consolidated Statement of Operations included later in this release.
(c)	See note (g) on the Consolidated Statement of Operations included later in this release.

DISCONTINUED OPERATIONS, NET OF TAXES
Discontinued operations, net of taxes include the equity earnings associated with our Ilim joint venture and the operating earnings of our former Printing Papers segment and EMEA Coated Paperboard and Pulp business including the Kwidzyn, Poland mill, divested in the third quarter of 2021. Discontinued operations, net of taxes also includes the following special items charges (gains):

	Fourth Quarter 2022		Fourth Quarter 2021
(In millions)	Before Tax	After Tax	Before Tax	After Tax
Ilim equity method investment impairment	$533	$533	$—	$—
Printing Papers spin-off	—	—	10	5
Gain on sale of Kwidzyn, Poland mill	—	—	9	6
Foreign and state taxes related to Printing Papers spin-off	—	—	—	(3)
Total	$533	$533	$19	$8
EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts and Presentations page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (234) 720-6995 or, within the U.S. only, (844) 291-6362, and ask to be connected to the International Paper fourth quarter earnings call. The conference ID number is 1238959. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (402) 970-0847 or, within the U.S. only, (866) 207-1041 and when prompted for the conference ID, enter 2572206.

About International Paper
International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North Africa and Europe. Net sales for 2022 were $21.2 billion. Additional information can be found by visiting InternationalPaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) risks with respect to climate change and global, regional, and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters; (ii) the impact of the conflict involving Russia and Ukraine, including in connection with related escalated sanctions imposed by the United States, the European Union, G7 and other countries and possible actions by the Russian government, and the impact of such developments on domestic and global economic and geopolitical conditions in general and on us and our Ilim joint venture, which could be materially and adversely affected by such developments, and our inability to predict the full impact of the Russian invasion of Ukraine, current or future sanctions, current or future actions by the Russian government, geopolitical instability and the possibility of broadened military conflict on our Ilim joint venture, on our receipt of dividends from our Ilim joint venture and on our ability to complete the sale of our interest in the Ilim joint venture under the terms of the agreement with our joint venture partners to purchase our interest (and, if we are unable to complete such sale, on the value of and our ability to sell our interest to another purchaser); (iii) the level of our indebtedness and changes in interest rates (including the impact of current elevated interest rate levels); (iv) the impact of global and domestic economic conditions and industry conditions, including with respect to current negative macroeconomic conditions, inflationary pressures and changes in the cost or availability of raw materials, energy sources and transportation sources, supply chain shortages and disruptions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products, and conditions impacting the credit, capital and financial markets; (v) domestic and global geopolitical conditions, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (vi) the amount of our future pension funding obligations, and pension and healthcare costs; (vii) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations; (viii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (ix) risks inherent in conducting business through joint ventures; (x) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures, spinoffs and other corporate transactions, (xi) cybersecurity and information technology risks; (xii) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xiii) our exposure to claims under our agreements with Sylvamo Corporation;

(xiv) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xv) our ability to attract and retain qualified personnel, particularly in light of current labor market conditions. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Mark Nellessen; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2022		2021		2022		2022		2021
Net Sales	$5,133		$5,086		$5,402		$21,161		$19,363
Costs and Expenses
Cost of products sold	3,668	(a)	3,659	(i)	3,830	(a)	15,143	(a)	13,832	(i)
Selling and administrative expenses	315		344	(j)	337		1,293		1,385	(j)
Depreciation, amortization and cost of timber harvested	251		277		261		1,040		1,097
Distribution expenses	446		402		471		1,783		1,444
Taxes other than payroll and income taxes	38		33		38		148		139
Restructuring and other charges, net	(4)	(b)	266	(k)	93	(b)	89	(b)	509	(k)
Net (gains) losses on sales and impairments of businesses	76	(c)	—		—		76	(c)	(7)	(l)
Net (gains) losses on sales of equity method investments	10	(d)	—		—		10	(d)	(204)	(m)
Net (gains) losses on mark to market investments	—		32	(n)	(16)	(e)	(65)	(e)	32	(n)
Interest expense, net	59	(f)	76		123	(f)	325	(f)	337
Non-operating pension expense (income)	(48)		(47)		(48)		(192)		(200)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	322		44		313		1,511		999
Income tax provision (benefit)	148	(g)	(5)		(575)	(g)	(236)	(g)	188
Equity earnings (loss), net of taxes	(3)		—		(1)		(6)		2
Earnings (Loss) From Continuing Operations	171		49		887		1,741		813
Discontinued operations, net of taxes	(489)	(h)	58	(o)	64		(237)	(h)	941	(o)
Net Earnings (Loss)	(318)		107		951		1,504		1,754
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		—		—		2	(p)
Net Earnings (Loss) Attributable to International Paper Company	$(318)		$107		$951		$1,504		$1,752
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.48		$0.13		$2.48		$4.79		$2.08
Discontinued operations	(1.38)		0.15		0.18		(0.65)		2.42
Net earnings (loss)	$(0.90)		$0.28		$2.66		$4.14		$4.50
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.48		$0.13		$2.46		$4.74		$2.07
Discontinued operations	(1.38)		0.15		0.18		(0.64)		2.40
Net earnings (loss)	$(0.90)		$0.28		$2.64		$4.10		$4.47
Average Shares of Common Stock Outstanding - Diluted	353.7		387.1		360.4		367.0		392.4

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax charges of $48 million ($36 million after taxes) and $63 million ($47 million after taxes) for the three months and twelve months ended December 31, 2022, respectively, for environmental remediation reserve adjustments, a pre-tax charge of $11 million ($8 million after taxes) for the three months and twelve months ended December 31, 2022 for a litigation reserve, pre-tax income of $15 million ($11 million after taxes) for the three months ended September 30, 2022 and the twelve months ended December 31, 2022 for a legal settlement and a pre-tax charge of $6 million ($5 million after taxes) for the twelve months ended December 31, 2022 for other costs.
(b)	Includes a pre-tax charge of $93 million ($70 million after taxes) for the three months ended September 30, 2022 and the twelve months ended December 31, 2022 for debt extinguishment costs and other pre-tax income of $4 million ($3 million after taxes) for the three months and twelve months ended December 31, 2022.
(c)	Includes a charge of $76 million (before and after taxes) for the three months and twelve months ended December 31, 2022 related to the impairment of goodwill in our EMEA Packaging business.

(d)	Includes a loss of $10 million (before and after taxes) for the three months and twelve months ended December 31, 2022 for the foreign currency cumulative translation adjustment related to the sale of an equity method investment.

(e)	Includes pre-tax net gains of $16 million ($12 million after taxes) and $65 million ($49 million after taxes) for the three months ended September 30, 2022 and the twelve months ended December 31, 2022, respectively, related to the monetization of our investment in Sylvamo Corporation.

(f)	Includes pre-tax charges of $3 million ($2 million after taxes), $55 million ($41 million after taxes) and $58 million ($43 million after taxes) for the three months ended December 31, 2022 and September 30, 2022 and the twelve months ended December 31, 2022, respectively, related to the previously announced settlement of the timber monetization restructuring tax matter.

(g)	Includes tax expense of $45 million for the three months and twelve months ended December 31, 2022 related to a foreign deferred tax valuation allowance, a tax benefit of $604 million for the three months ended September 30, 2022 and the twelve months ended December 31, 2022 related to the previously announced settlement of the timber monetization restructuring tax matter and a tax benefit of $35 million and $66 million for the three months ended September 30, 2022 and the twelve months ended December 31, 2022, respectively, related to the tax-free exchange of our shares of Sylvamo Corporation.

(h)
Includes a charge of $533 million (before and after taxes), including a charge of $375 million for foreign currency cumulative translation adjustment loss, for the three months and twelve months ended December 31, 2022 for the impairment of our equity method investment in connection with our announced plan to sell our interest in the Ilim joint venture.

(i)	Includes pre-tax income of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021 for a legal reserve adjustment, a pre-tax loss of $21 million ($16 million after taxes) for the twelve months ended December 31, 2021 related to the impairment of real estate and a pre-tax charge of $10 million ($7 million after taxes) for the twelve months ended December 31, 2021 for environmental remediation reserve adjustments.
(j)	Includes a charge of $2 million (before and after taxes) and a pretax charge of $11 million ($9 million after taxes) for the three months and twelve months ended December 31, 2021, respectively, for costs associated with our Building a Better IP initiative and a pre-tax charge of $3 million ($2 million after taxes) for the twelve months ended December 31, 2021 for other costs.
(k)	Includes pre-tax charges of $238 million ($179 million after taxes) and $461 million ($347 million after taxes) for the three months and twelve months ended December 31, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $29 million ($22 million after taxes) for the three months and twelve months ended December 31, 2021 for severance related to our Building a Better IP initiative, a pre-tax charge of $12 million ($10 million after taxes) for the twelve months ended December 31, 2021 for severance related to the optimization of our EMEA Packaging business and income of $1 million (before and after taxes) and a pre-tax charge of $7 million ($5 million after taxes) for the three months and twelve months ended December 31, 2021, respectively, for other costs.
(l)	Includes a pre-tax gain of $7 million ($1 million after taxes) for the twelve months ended December 31, 2021 related to the sale of our EMEA Packaging business in Turkey.
(m)	Includes a pre-tax gain of $204 million ($154 million after taxes) for the twelve months ended December 31, 2021 related to the monetization of our equity investment in Graphic Packaging.
(n)	Includes a pre-tax charge of $32 million ($24 million after taxes) for the three months and twelve months ended December 31, 2021 related to the fair value adjustment of our investment in Sylvamo Corporation.
(o)	Includes pre-tax charges of $10 million ($5 million after taxes) and $111 million ($92 million after taxes) for the three months and twelve months ended December 31, 2021, respectively, for costs associated with the spin-off of our Printing Papers business, a pre-tax charge of $9 million ($6 million after taxes) and a pre-tax gain of $351 million ($344 million after taxes) for the three months and twelve months ended December 31, 2021, respectively, related to the sale of our Kwidzyn, Poland mill, pre-tax income of $55 million ($37 million after taxes) for the twelve months ended December 31, 2021 for the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021, a pre-tax gain of $86 million ($65 million after taxes) for the twelve months ended December 31, 2021 related to the sale of our La Mirada, California distribution center and a tax benefit of $3 million and tax expense of $24 million for the three months and twelve months ended December 31, 2021, respectively, for foreign and state taxes associated with the spin-off of our Printing Papers business.
(p)	Includes the allocation of income to noncontrolling interest of $1 million (before and after taxes) for the twelve months ended December 31, 2021 associated with the sale of our EMEA Packaging business in Turkey.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2022	2021	2022	2022	2021
Net Earnings (Loss) Attributable to International Paper Company	$(318)	$107	$951	$1,504	$1,752
Less: Discontinued operations, net of taxes (gain) loss	489	(58)	(64)	237	(941)
Earnings (Loss) from Continuing Operations Attributable to International Paper Company	171	49	887	1,741	811
Add back: Non-operating pension expense (income)	(48)	(47)	(48)	(192)	(200)
Add back: Net special items expense (income)	144	295	117	233	371
Income tax effect - Non-operating pension and net special items expense	42	(62)	(656)	(614)	(38)
Adjusted Operating Earnings	$309	$235	$300	$1,168	$944

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2022	2021	2022	2022	2021
Diluted Earnings per Common Share as Reported	$(0.90)	$0.28	$2.64	$4.10	$4.47
Less: Discontinued operations, net of taxes (gain) loss	1.38	(0.15)	(0.18)	0.64	(2.40)
Continuing Operations	0.48	0.13	2.46	4.74	2.07
Add back: Non-operating pension expense (income)	(0.13)	(0.12)	(0.13)	(0.52)	(0.51)
Add back: Net special items expense (income)	0.41	0.77	0.32	0.63	0.94
Income tax effect per share - Non-operating pension and net special items expense	0.11	(0.17)	(1.82)	(1.67)	(0.09)
Adjusted Operating Earnings per Share	$0.87	$0.61	$0.83	$3.18	$2.41
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of discontinued operations, non-operating pension expense (income) and items considered by management to be unusual or otherwise not reflective of on-going operations (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2022		2021		2022		2022		2021
Industrial Packaging	$4,169		$4,255		$4,385		$17,451		$16,326
Global Cellulose Fibers	842		717		887		3,227		2,732
Corporate and Inter-segment Sales	122		114		130		483		305
Net Sales	$5,133		$5,086		$5,402		$21,161		$19,363
Operating Profit (Loss) by Business Segment
	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2022		2021		2022		2022		2021
Industrial Packaging	$416		$414		$369		$1,742		$1,638
Global Cellulose Fibers	35		1		95		106		(3)
Total Business Segment Operating Profit	$451		$415		$464		$1,848		$1,635

Earnings (Loss) Before Income Taxes and Equity Earnings	$322		$44		$313		$1,511		$999
Interest expense, net	59	(a)	76		123	(a)	325	(a)	337
Adjustment for less than wholly owned subsidiaries (g)	(3)		(2)		(1)		(5)		(5)	(d)
Corporate expenses, net	(20)		49		15		34		134
Corporate net special items	65	(b)	282	(e)	62	(b)	99	(b)	352	(e)
Business net special items	76	(c)	13	(f)	—		76	(c)	18	(f)
Non-operating pension expense (income)	(48)		(47)		(48)		(192)		(200)
Business Segment Operating Profit (h)	$451		$415		$464		$1,848		$1,635
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$—		$—		$—		$—		$4

(a)	Includes charges of $3 million, $55 million and $58 million for the three months ended December 31, 2022 and September 30, 2022 and the twelve months ended December 31, 2022, respectively, related to the previously announced settlement of the timber monetization restructuring tax matter.
(b)	Includes charges of $48 million and $63 million for the three months and twelve months ended December 31, 2022, respectively, for environmental remediation reserve adjustments, a charge of $11 million for the three months and twelve months ended December 31, 2022 for a litigation reserve, a loss of $10 million for the three months and twelve months ended December 31, 2022 for the foreign currency cumulative translation adjustment related to the sale of an equity method investment, a charge of $93 million for the three months ended September 30, 2022 and the twelve months ended December 31, 2022 for debt extinguishment costs, net gains of $16 million and $65 million for the three months ended September 30, 2022 and the twelve months ended December 31, 2022, respectively, related to the monetization of our investment in Sylvamo Corporation, income of $15 million for the three months ended September 30, 2022 and the twelve months ended December 31, 2022 for a legal settlement and other income of $4 million and a charge of $2 million for the three months and twelve months ended December 31, 2022, respectively.
(c)	Related to Industrial Packaging, includes a charge of $76 million for the three months and twelve months ended December 31, 2022 related to the impairment of goodwill in our EMEA Packaging business.
(d)	Includes the allocation of income to noncontrolling interest of $1 million for the twelve months ended December 31, 2021 associated with the sale of our EMEA Packaging business in Turkey.
(e)	Includes charges of $238 million and $461 million for the three months and twelve months ended December 31, 2021, respectively, for debt extinguishment costs, a charge of $32 million for the three months and twelve months ended December 31, 2021 related to the fair value adjustment of our investment in Sylvamo Corporation, charges of $17 million and $26 million for the three months and twelve months ended December 31, 2021, respectively, for costs associated with our Building a Better IP initiative, income of $5 million for the three months and twelve months ended December 31, 2021 related to a legal reserve adjustment, a charge of $10 million for the twelve months ended December 31, 2021 for environmental remediation reserve adjustments, a loss of $21 million for the twelve months ended December 31, 2021 related to the impairment of real estate, a gain of $204 million for the twelve months ended December 31, 2021 related to the monetization of our remaining equity investment in Graphic Packaging and a charge of $11 million for the twelve months ended December 31, 2021 for other costs.

(f)	Related to Industrial Packaging, includes a charge of $11 million for the three months and twelve months ended December 31, 2021 for costs associated with our Building a Better IP initiative, a net gain of $7 million for the twelve months ended December 31, 2021 partially offset by the allocation of gain to noncontrolling interest of $1 million, for the twelve months ended December 31, 2021 related to the sale of our EMEA Packaging business in Turkey, a charge of $12 million for the twelve months ended December 31, 2021 for severance related to the optimization of our EMEA Packaging business and income of $1 million for the three months and twelve months ended December 31, 2021 for other items.
Related to Global Cellulose Fibers, includes a charge of $3 million for the three months and twelve months ended December 31, 2021 for costs associated with our Building a Better IP initiative.
(g)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax earnings for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(h)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of less than wholly owned subsidiaries, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2022	2021	2022	2022	2021
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,443	2,681	2,522	10,202	10,787
Containerboard	546	775	677	2,642	2,893
Recycling	545	576	546	2,190	2,223
Saturated Kraft	42	46	51	188	186
Gypsum /Release Kraft	67	55	66	251	234
EMEA Packaging (b)	342	367	312	1,376	1,546
Industrial Packaging	3,985	4,500	4,174	16,849	17,869
Global Cellulose Fibers (In thousands of metric tons) (c)	711	724	750	2,893	2,970

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2022	December 31, 2021
Assets
Current Assets
Cash and Temporary Investments	$804	$1,295
Accounts and Notes Receivable, Net	3,284	3,232
Contract Assets	481	378
Inventories	1,942	1,814
Current Investments	—	245
Assets Held for sale	133	—
Other	126	132
Total Current Assets	6,770	7,096
Plants, Properties and Equipment, Net	10,431	10,441
Investments	186	194
Long-Term Financial Assets of Variable Interest Entities	2,294	2,275
Goodwill	3,041	3,130
Overfunded Pension Plan Assets	297	595
Right of Use Assets	424	365
Long-Term Assets Held for Sale	—	557
Deferred Charges and Other Assets	497	590
Total Assets	$23,940	$25,243
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$763	$196
Accounts Payable and Other Current Liabilities	4,237	3,948
Total Current Liabilities	5,000	4,144
Long-Term Debt	4,816	5,383
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,106	2,099
Deferred Income Taxes	1,732	2,618
Underfunded Pension Benefit Obligation	281	377
Postretirement and Postemployment Benefit Obligation	150	205
Long-Term Lease Obligations	283	236
Other Liabilities	1,075	1,099
Equity
Common Stock	449	449
Paid-in Capital	4,725	4,668
Retained Earnings	9,855	9,029
Accumulated Other Comprehensive Loss	(1,925)	(1,666)
	13,104	12,480
Less: Common Stock Held in Treasury, at Cost	4,607	3,398
Total Equity	8,497	9,082
Total Liabilities and Equity	$23,940	$25,243

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2022	2021
Operating Activities
Net earnings (loss)	$1,504	$1,754
Depreciation, amortization and cost of timber harvested	1,040	1,210
Deferred income tax expense (benefit), net	(773)	(291)
Restructuring and other charges, net	89	509
Periodic pension (income) expense, net	(116)	(112)
Net (gains) losses on mark to market investments	(65)	32
Net (gains) losses on sales and impairments of businesses	76	(358)
Net (gains) losses on sales and impairments of equity method investments	543	(205)
Net (gains) losses on sales of fixed assets	—	(86)
Equity method dividends received	204	159
Equity (earnings) losses, net	(291)	(313)
Other, net	108	157
Changes in current assets and liabilities
Accounts and notes receivable	(59)	(596)
Contract assets	(103)	(49)
Inventories	(162)	(263)
Accounts payable and accrued liabilities	110	519
Interest payable	41	(32)
Other	28	(5)
Cash Provided By (Used For) Operating Activities	2,174	2,030
Investment Activities
Invested in capital projects, net of insurance recoveries	(931)	(549)
Acquisitions, net of cash acquired	—	(80)
Proceeds from sales of equity method investments	—	908
Proceeds from sales of businesses, net of cash divested	—	827
Proceeds from exchange of equity securities	311	—
Proceeds from settlement of Variable Interest Entity installment notes	—	4,850
Proceeds from sale of fixed assets	13	101
Other	(1)	(3)
Cash Provided By (Used For) Investment Activities	(608)	6,054
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(1,284)	(839)
Issuance of debt	1,011	1,512
Reduction of debt	(1,017)	(2,509)
Change in book overdrafts	1	65
Dividends paid	(673)	(780)
Reduction of Variable Interest Entity loans	—	(4,220)
Distribution to Sylvamo Corporation	—	(130)
Net debt tender premiums paid	(89)	(456)
Other	(3)	(18)
Cash Provided By (Used for) Financing Activities	(2,054)	(7,375)
Effect of Exchange Rate Changes on Cash and Temporary Investments	(3)	(9)
Change in Cash and Temporary Investments	(491)	700
Cash and Temporary Investments
Beginning of the period	1,295	595
End of the period	$804	$1,295

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
Cash Provided By (Used For) Operating Activities	$761	$107	$2,174	$2,030
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(322)	(201)	(931)	(549)
Free Cash Flow	$439	$(94)	$1,243	$1,481

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.